EXHIBIT 23.3

Cawley, Gillespie & Associates, Inc.

petroleum consultants

13640 BRIARWICK DRIVE, SUITE 100306 WEST SEVENTH STREET, SUITE 3021000 LOUISIANA STREET, SUITE 625

AUSTIN, TEXAS 78729-1707FORT WORTH, TEXAS 76102-4987HOUSTON, TEXAS 77002-5008

512-249-7000817- 336-2461713-651-9944

www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the registration statement of Titan Energy, LLC (the “Company”) on Form S-8 (File No. 333-215328, effective December 27, 2016).and of the reference to Cawley, Gillespie & Associates, Inc. and the inclusion of our report dated March 6, 2017 in the Annual Report on Form 10-K for the year ended December 31, 2016, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

W. Todd Brooker, P.E.
President

April 17, 2017

Fort Worth, Texas